Exhibit 10.1

LOAN, GUARANTY AND SECURITY AGREEMENT

This LOAN, GUARANTY AND SECURITY AGREEMENT (this “Agreement”) is entered into as of March 30, 2018, by and among East West Bank (“Bank”), Cinedigm Corp., a Delaware corporation (“Borrower”), ADM Cinema Corporation d/b/a the Pavilion Theatre, a Delaware corporation (“ADM”), Vistachiara Productions Inc., d/b/a The Bigger Picture, a Delaware corporation (“Vistachiara Productions”), Vistachiara Entertainment, Inc., a Delaware corporation (“Vistachiara Entertainment”), Cinedigm Entertainment Corp., a New York corporation (“Cinedigm Entertainment”), Cinedigm Entertainment Holdings, LLC, a Delaware limited liability company (“Cinedigm Entertainment Holdings”), Cinedigm Home Entertainment, LLC, a Delaware limited liability company (“Cinedigm Home Entertainment”), Docurama, LLC, a Delaware limited liability company (“Docurama”), Dove Family Channel, LLC, a Delaware limited liability company (“Dove”), Cinedigm OTT Holdings, LLC, a Delaware limited liability company (“Cinedigm OTT”), and Cinedigm Productions, LLC, a Delaware limited liability company (“Cinedigm Productions”, and, together with ADM, Vistachiara Productions, Vistachiara Entertainment, Cinedigm Entertainment, Cinedigm Entertainment Holdings, Cinedigm Home Entertainment, Docurama, Dove, and Cinedigm OTT, individually and collectively, the “Guarantor” and, together with the Borrower, collectively, the “Loan Parties”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

In consideration of the agreement of Bank to make the Advances to Borrower, Guarantor is willing to guaranty the full payment and performance by Borrower of all of its obligations hereunder and under the other Loan Documents, all as further set forth herein.

Guarantor is a subsidiary of Borrower and will obtain substantial direct and indirect benefit from the Advances made by Bank to Borrower under the Loan Agreement.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1         Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein, whether or not capitalized, shall have the meaning given to the term in the Code.

1.2         Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1         Credit Extensions.

(a)          Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at the times and at the interest rates in accordance with the terms hereof.

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(b)          Advances Under Revolving Line.

(i)          Amount. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding principal amount at any time outstanding not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) together with all accrued but unpaid interest and fees thereon shall be immediately due and payable.

(ii)         Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 12:00 p.m., Noon, Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

2.2         Overadvances. If the aggregate principal amount of the outstanding Advances at any time exceeds the lesser of the Revolving Line or the Borrowing Base (including as shown on any Borrowing Base Certificate delivered pursuant to Section 9.2(a)), Borrower shall promptly (but in any event within three days) after delivery of such Borrowing Base Certificate or the occurrence of such event, pay to Bank, in cash, the amount of such excess.

2.3         Interest Rates, Payments, and Calculations.

(a)          Interest Rate. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to, at the Borrower’s option, either (i) fifty one-hundredths of one percent (0.50%) above the Prime Rate or (ii) three and twenty-five one hundredths of one percent (3.25%) above the LIBOR Rate. The Borrower shall notify the Bank not later than the first (1st) Business Day of each calendar month as to what option it has chosen to be in effect for the entire month; provided that (i) such election shall apply to all Advances and (ii) if the Borrower fails to deliver a timely notice of its choice in accordance with this sentence for any month, the Borrower shall be deemed to have chosen the option set forth in clause (i) of the immediately preceding sentence.

(b)          Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default under Section 11.1 or Section 11.5, or at the Bank’s option any other Event of Default, at a rate equal to four percent (4.00%) above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)          Payments. Interest hereunder shall be due and payable on the last calendar day of each calendar month during the term hereof. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, and if charged against the Revolving Line those charges shall thereafter be deemed to be Advances and shall thereafter accrue interest at the rate then applicable hereunder. Without limiting the foregoing, any interest not paid when due and not charged against the Borrower’s deposit accounts shall, subject to Section 2.1(b)(i), be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)          Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate, is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents based on the Prime Rate shall be computed on the basis of a three hundred sixty-five or three hundred sixty-six (365/6) day year, as the case may be, for the actual number of days elapsed. All interest chargeable under the Loan Documents based on the LIBOR Rate and the unused line fee pursuant to Section 9.10 shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

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2.4         Crediting Payments. Unless an Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 PM Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5         Bank Expenses and Fees. On the Closing Date, Borrower shall pay to Bank all Bank Expenses incurred through the Closing Date (up to a maximum of $200,000 in the aggregate), and, after the Closing Date, shall pay to Bank all Bank Expenses, as and when they become due. On the Closing Date Borrower shall pay to Bank a loan fee of Seventy-One Thousand Two-Hundred Fifty Dollars ($71,250.00), which, for greater certainty, together with the Bank Expenses then due, may be paid by way of an Advance under the Revolving Line.

2.6         Term. This Agreement shall become effective on the Closing Date and shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement which obligation shall terminate on the Revolving Maturity Date. Notwithstanding the foregoing, (a) Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately upon the occurrence and during the continuance of an Event of Default and (b) Borrower shall have the right to terminate this Agreement at any time (including without limitation, upon the occurrence of a Change in Control) so long as Borrower pays in full all outstanding Obligations as of such date of termination. In addition, Borrower shall have the right at any time and from time to time, upon not less than three (3) Business Days’ notice to the Bank, to reduce permanently the amount of the Revolving Line, provided that after giving effect to any such reduction, the aggregate outstanding principal amount of the Credit Extensions shall not exceed the amount of the lesser of (i) Revolving Line and (ii) the Borrowing Base.

3.	CONDITIONS OF LOANS.

3.1         Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)          this Agreement;

(b)          an officer’s certificate of Borrower and each Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)          UCC National Form Financing Statements for Borrower and each Guarantor;

(d)          agreement to furnish insurance;

(e)          payment of fees and Bank Expenses then due specified in Section 2.5;

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(f)           current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g)          current financial statements, including audited statements for Borrower’s and each Guarantor’s most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 9.2, and such other updated financial information as Bank may reasonably request;

(h)          current Compliance Certificate in accordance with Section 9.2;

(i)           a Perfection Certificate; and

(j)           such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2         Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)          timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1 and a Borrowing Base Certificate as provided in Section 9.2(a); provided that if the Borrower submits a Borrowing Base Certificate with the Payment/Advance Form that shows that the Borrowing Base has increased since the most recent Borrowing Base Certificate delivered pursuant to Section 9.2(a), the Borrowing Base Certificate submitted with the Payment/Advance Form shall control for purposes of the Credit Extension then being requested;

(b)          receipt by Bank of an executed Disbursement Letter substantially in the form of Exhibit F attached hereto; and

(c)          the representations and warranties contained in Article 6 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower and each Guarantor on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(c).

4.	CREATION OF SECURITY INTEREST.

4.1         Grant of Security Interest. Each Loan Party grants and pledges to Bank a continuing security interest in all of such Loan’s Party right, title and interest in and to all Collateral whether now owned or hereafter acquired to secure prompt repayment of any and all Obligations and to secure prompt performance by each Loan Party of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, subject to Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

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4.2         Perfection of Security Interest. Each Loan Party authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of the Loan Parties of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether any Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction that the Bank reasonably deems necessary or appropriate whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Each Loan Party shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents; provided that unless an Event of Default has occurred and is continuing, no Loan Party will be required to endorse and deliver to the Bank any item of Negotiable Collateral having a value less than $50,000.00 individually. Where Collateral having a value in excess of $250,000.00 in the case of clause (i) below, and in excess of $50,000.00 in the case of clause (ii) below is in possession of a third party bailee, such Loan Party shall use commercially reasonable efforts to take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. No Loan Party will create any chattel paper having a value in excess of $50,000.00 without placing a legend on the chattel paper reasonably acceptable to Bank indicating that Bank has a security interest in the chattel paper. Each Loan Party from time to time may deposit with Bank specific cash collateral to secure specific Obligations; such Loan Party authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by such Loan Party or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3         Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and without unreasonable interference with such Loan Party’s business, from time to time during any Loan Party’s usual business hours but no more than once a year for any Loan Party (unless an Event of Default has occurred and is continuing), to inspect such Loan Party’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify any such Loan Party’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4         Collection Account. At or prior to the Closing Date, the Borrower shall establish a deposit account with the Bank (the “Collection Account”). Promptly after the Closing Date, the Borrower shall cause each Loan Party to (a) instruct all payments with respect to Accounts due to such Loan Party to made directly to the Collection Account and (b) use commercially reasonable efforts to cause all such payments to be made by the relevant Account debtors directly to the Collection Account (and if any such payments are received other than through a direct payment to the Collection Account, Cinedigm shall cause such payment to be transferred to the Collection Account within two Business Days or receipt). Unless an Event of Default has occurred and is continuing, at the end of each Business Day, the Bank shall sweep all amounts then on deposit in the Collection Account to such deposit account as shall be instructed by the Borrower. Upon the occurrence and during the continuance of an Event of Default, all amounts in the Collection Account shall, in Bank’s sole discretion, be applied to the payment of any Obligations, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion and no amounts shall be swept to other accounts unless the Bank agrees in writing to such a sweep in its sole discretion. Except to the extent (but only to the extent) caused by the Bank’s gross negligence or willful misconduct, Bank shall not be liable for any loss or damage which Borrower may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Borrower shall indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorney’s fees and including claims, damages, fines, expenses, liabilities or causes of action of whatever kind resulting from Bank’s own negligence except to the extent (but only to the extent) caused by Bank’s gross negligence or willful misconduct.

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5.	Guaranty.

5.1         Unconditional Guaranty of Payment. In consideration of the foregoing, Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Bank the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all Obligations. Guarantor agrees that it shall execute such other documents or agreements and take such action as Bank shall reasonably request to effect the purposes of this Guaranty. If there is more than one Guarantor hereunder, such Guarantors shall be jointly and severally obligated for the such guarantees provided for herein.

5.2         Separate Obligations. These obligations are independent of Borrower’s obligations and separate actions may be brought against Guarantor (whether action is brought against Borrower or whether Borrower is joined in the action).

6.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

6.1         Due Organization and Qualification. Each such Loan Party is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

6.2         Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within such Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Loan Party’s organizational documents, nor will they constitute an event of default under any material agreement by which such Loan Party is bound. No Loan Party is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

6.3         Collateral. Each Loan Party has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. No Loan Party has received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. No licenses or agreements giving rise to such Eligible Accounts is with any Prohibited Territory or with any Person organized under the laws of a Prohibited Territory or doing business with a Loan Party from a location in a Prohibited Territory.

6.4         Name; Location of Chief Executive Office. Except as disclosed in the Schedule, during the last five (5) years prior to the Closing Date, no Loan Party has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Loan Party is located in the Chief Executive Office State at the address indicated in Section 13 hereof.

6.5         Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against any Loan Party or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

6.6         No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to each Loan Party that are delivered by any Loan Party to Bank fairly present in all material respects such Loan Party’s consolidated and consolidating financial condition as of the date thereof and each such Loan Party’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

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6.7         Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

6.8         Compliance with Laws and Regulations. Borrower and each Loan Party have in all material respects met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Loan Party have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

6.9         Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

6.10       Government Consents. Borrower and each Loan Party have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

6.11       [Reserved].

6.12       Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which such representation, warranty or statement was made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.13       Guarantor hereby represents and warrants that:

(a)          This Agreement is a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally.

(b)          Guarantor’s obligations hereunder are not subject to any offset or defense against Bank or Borrower of any kind.

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(c)          To ensure the legality, validity, enforceability or admissibility into evidence of this Agreement in each of the jurisdictions in which Guarantor is incorporated or organized and any jurisdiction in which Guarantor conducts business, except for actions necessary to perfect the security interests granted hereunder or actions necessary in connection with the disposition of Collateral that constitutes securities under applicable securities laws, it is not necessary that (i) this Agreement be filed or recorded with any court or other authority in such jurisdiction, (ii) any other filings, notices, authorizations, approvals be obtained or other actions taken, or (iii) any stamp or similar tax be paid on or with respect to this Agreement, or, if any of the foregoing actions are necessary, they have been duly taken.

(d)          Neither Guarantor nor its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under applicable law.

(e)          The incurrence of Guarantor’s obligations under this Agreement will not cause Guarantor to (i) become insolvent; (ii) be left with unreasonably small capital for any business or transaction in which Guarantor is presently engaged or plans to be engaged; or (iii) be unable to pay its debts as such debts mature.

7.	General Waivers. Guarantor waives:

(a)          Any right to require Bank to (i) proceed against Borrower or any other person; (ii) proceed against or exhaust any security or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against Borrower or any security it holds (including the right to foreclose by judicial or nonjudicial sale) without affecting Guarantor’s liability hereunder.

(b)          Any defenses from disability or other defense of Borrower or from the cessation of Borrower’s liabilities, other than the defense of payment or performance of the obligations in question.

(c)          Any setoff, defense or counterclaim against Bank.

(d)          Any defense from the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until Borrower’s obligations to Bank have been paid, Guarantor has no right of subrogation or reimbursement or other rights against Borrower.

(e)          Any right to enforce any remedy that Bank has against Borrower.

(f)           Any rights to participate in any security held by Bank.

(g)          Any demands for performance, notices of nonperformance or of new or additional indebtedness incurred by Borrower to Bank. Guarantor is responsible for being and keeping itself informed of Borrower’s financial condition.

(h)          The benefit of any act or omission by Bank which directly or indirectly results in or aids the discharge of Borrower from any of the Obligations by operation of law or otherwise, other than the Bank’s gross negligence or willful misconduct.

(i)           The benefit of California Civil Code Section 2815 permitting the revocation of this Agreement as to future transactions and the benefit of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 1432 with respect to certain suretyship defenses.

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8.           REINSTATEMENT. Notwithstanding any provision of this Agreement to the contrary, the liability of Guarantor hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any payment by or on behalf of Guarantor or Borrower is rescinded or must be otherwise restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any such payment must be rescinded or restored shall be made by Bank in its sole discretion; provided, however, that if Bank chooses to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold harmless Bank from all costs and expenses (including, without limitation, reasonable attorneys’ fees) of such litigation. To the extent any payment is rescinded or restored, Guarantor’s obligations hereunder shall be revived in full force and effect without reduction or discharge for that payment. Guarantor’s obligations under this Section 8 shall survive termination of this Agreement.

9.           AFFIRMATIVE COVENANTS.

Borrower and each other Loan Party covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

9.1         Good Standing and Government Compliance. Borrower and each other Loan Party shall maintain its organizational existence and good standing in the State in which such Person is organized and shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable, (b) Borrower shall meet, and shall cause each Loan Party to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, except to the extent the failure to meet such requirements could not reasonably be expected to have a Material Adverse Effect and (c) Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Loan Party to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of Loan Party to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

9.2         Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available after the end of each calendar month, but in any event not later than the last day of the next calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, company prepared consolidated and consolidating financial statements of Borrower and its consolidated Subsidiaries prepared in accordance with GAAP, consistently applied, and audited by a certified public accountant; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event within sixty (60) days after the end of Borrower’s fiscal year, Borrower’s financial and business projections and budget for the immediately following year, with evidence of approval thereof by Borrower’s board of directors; and (vii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(a)          Not later than the last day of the next calendar month, for each calendar month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

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(b)          Not later than the last day of the next calendar month, for each calendar month, Borrower shall deliver to Bank a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(c)          Promptly (and in any event within five (5) Business Days) upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d)          Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 9.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

9.3         Taxes. Borrower shall make, and cause each Loan Party to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof reasonably satisfactory to Bank indicating that Borrower or a Loan Party has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Loan Party need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

9.4         Insurance.

(a)          Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)          All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. All policies of insurance shall be addressed to Bank as follows: East West Bank, its Successors and / or Assigns, PO Box 60021, City of Industry, CA 91716-0020. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

9.5         Accounts. Commencing sixty (60) days after the Closing Date, Borrower shall maintain all of its primary depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s Affiliates (covered by reasonably satisfactory control agreements). Any non-primary accounts permitted hereunder (other than Excluded Accounts) to be maintained outside Bank shall be subject to control agreements in form and content reasonably acceptable to Bank.

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9.6         Minimum Liquidity. Borrower shall at all times maintain a balance of Cash (including the Collection Account) in one or more accounts at Bank, Bank’s Affiliates or other financial institutions in the United States (so long as such accounts are covered by a reasonably satisfactory control agreement) plus undrawn amounts that are available under the Revolving Line in an aggregate amount of not less than One Million Dollars ($1,000,000.00).

9.7         Liquidity Ratio. Borrower shall cause the ratio of (a) the sum of Borrower’s (i) Unrestricted Cash plus (ii) Accounts Receivable, divided by (b) Borrower’s Total Funded Debt to, as at the end of each month, to be greater than 1.15:1.

9.8         Creation/Acquisition of Subsidiaries. In the event Borrower or any Loan Party creates or acquires any Subsidiary (other than an Excluded Subsidiary), Borrower and such Loan Party shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B hereto), and Borrower or such Loan Party shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (whether foreign or domestic; provided that any pledge of interests in a foreign Subsidiary shall be limited to 66% of the equity of such Subsidiary).

9.9         Use of Proceeds. The proceeds of the Advances under the Revolving Line shall, unless otherwise consented to in writing by Bank, be used solely for (A) the one-time repayment at closing of existing indebtedness; (B) the acquisition and/or distribution of items of content, (C) payment of interest, legal fees and Bank fees, (D) working capital needs and general corporate purposes of the Borrower and its Subsidiaries and (E) Permitted Investments.

9.10       Unused Line Fee. Borrower shall pay to Bank an unused availability fee equal to twenty-five hundredths of one percent (0.25%) per annum of the daily unused portion of the Revolving Line which shall be calculated by subtracting the amount outstanding hereunder from the Revolving Line, which fee shall be payable quarterly in arrears on the last day of each calendar quarter, commencing with the quarter ending June 30, 2018.

9.11       Valuations. Loan Parties shall make take all commercially reasonable steps to facilitate an annual valuation by a third party valuator of the Collateral or, if an Event of Default has occurred and is continuing, at any time in Bank’s sole and absolute discretion. Any and all such valuations shall be at Borrower’s expense.

9.12       Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

10.	NEGATIVE COVENANTS.

Borrower and each other Loan Party covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower and each such Loan Party will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed:

10.1         Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”) all or any part of its business or property, or subject to Section 9.6 of the Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

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10.2       Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or its jurisdiction of organization or incorporation or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without thirty (30) days prior written notification to Bank (unless such replacement is for cause, in which case the Loan Party will give the Bank as much notice as is reasonably practicable under the circumstances); engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower and its Subsidiaries (including expansion of such activities outside the United States); change its fiscal year end; or permit a Change of Control.

10.3       Mergers or Acquisitions. Merge or consolidate with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except where (i) such transactions do not in the aggregate exceed Two Million Dollars ($2,000,000.00) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) if Borrower is a party to the transaction, Borrower is the surviving entity and if Borrower is not a party to the transaction, the other Loan Party shall be the surviving entity.

10.4       Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank and prepayments due to mandatory prepayment obligations that exist with respect to Permitted Indebtedness.

10.5       Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

10.6       Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that a Loan Party may make dividends, distributions or payments (a) other than the Borrower, to its equity holders pro rata, (b) payable solely in equity securities and (c) paid and declared solely for the purpose of funding the redemption, purchase or other acquisition or retirement for value by any Loan Party of its stock from any present or former employee, director or officer (or the assigns, estate, heirs or current or former spouses thereof) upon the death, disability or termination of employment of such employee, director or officer, in each case as long as an Event of Default does not exist and would not exist after giving effect to such dividend, distribution or payment.

10.7       Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments, or maintain a securities account holding $50,000 or more with a Person other than Bank or Bank’s Affiliates unless such Person has entered into a control agreement with Bank, in form and substance reasonably satisfactory to Bank, or suffer or permit any domestic Subsidiary (other than an Excluded Subsidiary) to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under the laws of a Prohibited Territory or doing business with a Loan Party from a location in a Prohibited Territory.

10.8       Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions among Loan Parties, (b) transactions permitted under Section 10.6, (c) reasonable compensation to directors and (d) transactions that are in the ordinary course of the Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person.

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10.9       Subordinated Debt. Make any payment in respect of any Subordinated Debt not existing as of the Closing Date and disclosed to the Bank in writing prior to the Closing Date, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

10.10     No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

11.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

11.1       Payment Default. If Borrower fails to pay (a) any amount of principal as and when due or (b) any of the other Obligations within three Business Days after the date due;

11.2       Covenant Default.

(a)          If Borrower fails to perform any obligation under Section 9.6 or 9.7 or violates any of the covenants contained in Article 10 of this Agreement; or

(b)          If any Loan Party fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Loan Party and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within thirty (30) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but the Bank shall not be required to make any Credit Extensions (and shall be permitted in its sole discretion to decline to make any Credit Extension) unless and until such default is cured;

11.3       Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report and the security interests or Liens in question involve an amount in excess of $250,000 in the aggregate;

11.4       Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that Bank shall not be required to make any Credit Extensions prior to the dismissal of such Insolvency Proceeding);

11.5       Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000.00) or that would reasonably be expected to have a Material Adverse Effect;

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11.6       Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank or otherwise permitted by this Agreement;

11.7       Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00.00) (not covered by independent third-party insurance as to which liability has been denied in writing by such insurance carrier) shall be rendered against Borrower or any Loan Party and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that but the Bank shall not be required to make any Credit Extensions (and shall be permitted in its sole discretion to decline to make any Credit Extension) prior to the discharge, stay, or bonding of such judgment, order, or decree);

11.8       Misrepresentations. If any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document was incorrect in any material respect when made.

11.9       Guaranty. If any guaranty of all or a portion of the Obligations, including, without limitation, the guaranty provisions of this Agreement, ceases for any reason to be in full force and effect.

12.	BANK’S RIGHTS AND REMEDIES.

12.1       Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, upon notice to the Borrower (except with respect to an Event of Default under Section 11.4 to the extent set forth in Section 12.1(a)), do any one or more of the following, all of which are authorized by Borrower:

(a)          Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 11.4 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)          Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)          Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)          Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)          Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

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(f)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 12.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 12.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)          Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedures set forth in the preceding two sentences will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h)          Bank may credit bid and purchase at any public sale;

(i)           Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

12.2       Power of Attorney.

Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

12.3       Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account and direct that any payments with respect thereto be deposited directly into the Collections Account, if and to the extent not already so deposited pursuant to the instructions provided by the Borrower in accordance with Section 4.4. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

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12.4       Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 9.4 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be promptly due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

12.5       Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower, absent gross negligence or willful misconduct on the part of the Bank.

12.6       No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

12.7       Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 12.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

12.8       Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

13.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a nationally recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower or Guarantor:	Cinedigm Corp.
15301 Ventura Blvd., Bldg. B, Ste. 420
Sherman Oaks, CA 91403
Attn: Jeffrey S. Edell, Chief Financial Officer

With a copy to:	Cinedigm Corp.
45 West 36th Street, 7th Floor
New York NY 10018

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If to Bank:	East West Bank
9378 Wilshire Blvd., Suite 100
Beverly Hills, CA 90212
	Attn:	Everardo Gomez,
VP New Media, Corporate Banking

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

14.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Los Angeles County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to it at the address set forth in, or subsequently provided by it in accordance with, Section 13 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or five (5) Business Days after deposit in the U.S. mails, proper first class postage prepaid.

IF AND ONLY TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IF PERMITTED BY APPLICABLE LAW, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, who is a former or retired judge of any California Federal or State Court, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638, sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Either party shall have the right to object to the decision of the private judge and to appeal as provided for in the California Code of Civil Procedure. Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

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15.	GENERAL PROVISIONS.

15.1       Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.

15.2       Assignments and Participations by Bank.

(a)          Bank shall have the right without the consent of or notice to any Loan Party to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder, provided that if Bank sells a participation, (a) the Loan Parties shall continue to deal solely and directly with Bank in connection with Bank’s and its participants’ right and obligations under the Credit Facility, (b) Bank’s rights and obligations, and the rights and obligations of the Loan Parties, shall remain unchanged, and (c) the consent of the participant shall not be required (either directly, as a restraint on Bank’s ability to consent under the Loan Documents or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights Bank may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those that would reduce the amount of a payment, or postpone the date fixed for payment of an amount, to which such participant would otherwise be entitled and, amendments, consents and waivers with respect to the release of all or substantially all of the Collateral.

(b)          Subject to paragraph (a), above, so long as no Event of Default has occurred and is continuing, neither Bank nor any other lender may assign any of its interests, rights and obligations under the Revolving Line without the Borrower’s prior written consent (not to be unreasonably withheld). If Bank shall assign any of its interests, rights or obligations, Bank shall serve as the administrative agent under this Agreement and the Revolving Line and the consent of lenders under the facility shall be set at the holders of a majority of the commitment (the “Required Lenders”), except for such items as are customary to obtain the individual consent of every lender affected thereby (i.e. extending maturity date, modifying economic terms such as interest). Notwithstanding the foregoing, Bank may assign all or any portion of its interest, rights and obligations under the Credit Facility without the consent of Borrower, (x) at any time an Event of Default has occurred and is continuing or (y) to any affiliate of Bank (subject to the acquirer assuming the obligations so assigned).

(c)          With respect to any matter to which any lender’s consent is required, Borrower shall have the right to either one or both of the following (x) replace any non-consenting lender with a lender satisfactory to Bank, as administrative agent, such consent not to be unreasonably withheld or (y) terminate the commitment of such non-consenting lender and prepay such non-consenting lender’s outstanding loans under the facility, provided that, in each case under this clause (y), the Required Lenders shall have consented to such matter.

15.3       Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

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15.4       Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

15.5       Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

15.6       [Reserved.]

15.7       Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

15.8       Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of a signature page by electronic means shall be deemed to be the equivalent of delivery of a manually executed original.

15.9       Survival. All covenants made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 15.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

15.10     Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans who have agreed to be bound by this Section 15.10, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) to Bank’s accountants, auditors and regulators as may be required in connection with the examination, audit or similar investigation of Bank, and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

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16.         Loan Parties’ Liability. Any Loan Party may, acting singly, request advances hereunder. Each Loan Party hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting advances hereunder. Each Loan Party shall be jointly and severally obligated to repay all advances made hereunder, regardless of which Loan Party actually receives said advance, as if each Loan Party directly received all advances. Each Loan Party waives (a) any suretyship defenses available to it under the code or any other applicable law, including, without limitation, the benefit of California civil code section 2815 permitting revocation as to future transactions and the benefit of California civil code sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require bank to: (i) proceed against the Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against the Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting the Borrower’s liability. Notwithstanding any other provision of this agreement or other related document, Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating borrower to the rights of bank under this agreement) to seek contribution, indemnification or any other form of reimbursement from any other borrower, or any other person now or hereafter primarily or secondarily liable for any of the obligations, for any payment made by borrower with respect to the obligations in connection with this agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the obligations as a result of any payment made by borrower with respect to the obligations in connection with this agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this section shall be null and void. If any payment is made to a borrower in contravention of this section, such borrower shall hold such payment in trust for bank and such payment shall be promptly delivered to bank for application to the obligations, whether matured or unmatured.

17.         Intercreditor Agreements. By execution and delivery of this Agreement, (a) the Bank shall be deemed to have become the First Lien Agent party to and bound by the 2016 Intercreditor Agreement, this Agreement shall be deemed to be the First Lien Credit Agreement under the 2016 Intercreditor Agreement and the Loan Documents shall be deemed to be the First Lien Documents under the 2016 Intercreditor Agreement and (b) the Bank shall be deemed to be bound by the provisions of the 2013 Intercreditor Agreement, this Agreement shall be deemed to be a Senior Credit Agreement under the 2013 Intercreditor Agreement and the Loan Documents shall be deemed to be Senior Loan Documents under the 2013 Intercreditor Agreement. Notwithstanding anything to the contrary herein, if and to the extent any provisions of this Agreement or any other Loan Document conflict with the terms of an Intercreditor Agreement, the terms of such Intercreditor Agreement shall control.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:		BANK:

Cinedigm Corp.		East West Bank:

By:	/s/ Christopher J. McGurk	By:	/s/ Everardo Gomez
Name:	Christopher J. McGurk	Name:	Everardo Gomez
Title:	Chief Executive Officer	Title:	FVP

Loan, Guaranty and Security Agreement

GUARANTORS:

ADM Cinema Corporation

By:	/s/ Jeffrey Edell
Name:	Jeffrey Edell
Title:	Treasurer

Vistachiara Productions Inc..

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

Vistachiara Entertainment, Inc.

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

Cinedigm Entertainment Corp.

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

Cinedigm Entertainment Holdings, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

Cinedigm Home Entertainment, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

Docurama, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

Loan, Guaranty and Security Agreement

Dove Family Channel, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

Cinedigm OTT Holdings, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

Cinedigm Productions, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

Loan, Guaranty and Security Agreement

EXHIBIT A

DEFINITIONS

“2013 Intercreditor Agreement” means the Intercreditor Agreement dated as of October 21, 2013 among the Borrower, Société Générale, as administrative agent and collateral agent for the Senior Lenders (as defined therein), and the other Persons signatories thereto as holders of the Borrower’s Subordinated Notes (as defined therein).

“2016 Intercreditor Agreement” means the Intercreditor Agreement dated as of July 14, 2016 between Société Générale, as administrative agent for the First Lien Secured Parties (as defined therein) and Cortland Capital Market Services, LLC, as agent for the Second Lien Secured Parties (as defined therein), as acknowledged by the Loan Parties, as the same may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Acceptable Account Debtors” means Account debtors approved by Bank in its reasonable discretion at any time and from time to time and specified by Bank to Borrower in writing. Approval of any Account debtor as an “Acceptable Account Debtor” may be withdrawn by Bank in its good faith determination upon sixty (60) days’ prior written notice.

“Accounts” means all presently existing and hereafter arising “accounts,” as such term is defined in Section 9102 of the Code, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its affiliates), general intangibles, payment intangibles, chattel paper (including electronic chattel paper) and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or inventory (including, without limitation, the licensing of digital content, software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person.

“Bank Expenses” means all reasonable out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, amendment, and enforcement of the Loan Documents; reasonable out-of-pocket Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to the sum of:

(a)	eighty percent (85%) of Eligible Digital Licensing Receivables; plus

(b)	eighty-five percent (85%) of Eligible Digital Transaction Receivables; plus

(c)	eighty-five percent (85%) of Eligible Accounts from Acceptable Account Debtors; plus

(d)	ninety percent (90%) of Eligible Universal Receivables.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or the State of New York are authorized or required to close.

“Cash” means Unrestrictred Cash and Cash Equivalents that are not subject to any Lien other than Lien under the Loan Documents or, subject to the 2016 Intercreditor Agreement, the Second Lien Loan Documents.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any Lender or any commercial bank that is, in each case, rated investment grade by both S&P and Moody’s, (e) interests in any money market fund registered under the Investment Company Act of 1940 that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States, and (f) other cash equivalents determined by the Bank to have a risk equivalent to items rated at least “A-1” by S&P or “P-1” by Moody’s and otherwise acceptable from time to time to the Bank; provided, however, that the maturities of all obligations specified in any of clauses (a) through (d) above shall not exceed 365 days.

“Change in Control” means any event or circumstance whereby (a) any person or group of persons acting in concert acquires control of Borrower (whether directly or indirectly); or (b) the majority of the seats (other than vacant seats) on the Board of Directors of Borrower cease to be occupied by persons who either (i) were members of the Board of Directors of Borrower as of the closing of the transactions contemplated hereby or (ii) were nominated for election by the Board of Directors of Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors. For the purpose of this definition, “control” of Borrower means: (x) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the United States Securities and Exchange Commission thereunder as in effect on the date of the Closing) of stock representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding stock in Borrower; (y) the power to appoint or remove all or a majority of the members of the board of directors of Borrower or (z) otherwise directly or indirectly to direct or have the power to direct the affairs and policies of Borrower.

“Chief Executive Office State” means California, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto except (i) to the extent the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, (ii) any leasehold property worth less than $1,000,000 in the aggregate, (iii) any motor vehicles and other assets subject to certificates of title, except to the extent perfection of a security interest therein may be accomplished by the filing of UCC financing statements or an equivalent thereof in appropriate form in the applicable jurisdiction, (iv) any commercial tort claim as to which the claim thereunder is less than $1,000,000, (v) any property if, for so long as and to the extent a security interest may not be granted in such assets as a matter of applicable law or without constituting a material breach of the terms of a lease, license, contract or other agreement or instrument or permitting any party to terminate such lease, license, contract, or other agreement or instrument, except, in each case under this clause (v) to the extent that such law or the terms in such lease, license, contract or other agreement or instrument providing for such prohibition, breach, right of termination or default or requiring such consent, approval, license or authorization is ineffective under the UCC or other applicable law or principles of equity, provided further that this clause (v) shall not exclude proceeds thereof and Accounts arising therefrom the assignment of which is deemed effective under the UCC, (vi) any governmental licenses or permits or franchises, charters and authorizations of a Governmental Authority if, for so long as and to the extent the grant of a security interest therein is prohibited or restricted by applicable law, except, in each case under this clause (vii), to the extent that such prohibition or restriction is ineffective under the UCC or other applicable law or principles of equity, provided that this clause (vi) shall not exclude proceeds thereof and Accounts arising therefrom the assignment of which is deemed effective under the UCC, (vii) equity interests in any Excluded Subsidiary, (viii) any “intent to use” trademark application for which a statement of use has not been filed with the United States Patent and Trademark Office, but only to the extent that the grant of a security interest therein would invalidate such trademark application, (ix) any letter-of-credit rights (except to the extent constituting a supporting obligation of other Collateral as to which perfection of a security interest therein may be accomplished solely by the filing of a UCC financing statement in the applicable jurisdiction (it being understood that no actions shall be required to perfect a security interest in letter-of-credit rights, other than the filing of a UCC financing statement), (x) any equity interest in a first-tier foreign Subsidiary in excess of 66% of the voting stock of any first-tier foreign Subsidiary of any Loan Party and (xi) the Excluded Accounts.

“Collateral State” means the state or states where the Collateral is located.

“Collection Account” has the meaning set forth in Section 4.4.

“Consolidated Net Content Advances” means, with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date of determination, the sum, without duplication, of (a) production costs capitalized during such period, net of capitalized production costs charged to income during such period, (b) advertising costs deferred during such period, net of deferred advertising costs charged to income during such period, (c) the net cash flow impact of advance payments made with respect to Distributed and Licensed Content pursuant to distribution agreements during such period, (d) advances or purchase consideration made to acquire feature films or other items of content for distribution as Owned Library Content, net of advances amortized and charged to income during such period, in each case as reported in Consolidated cash flow statements in accordance with GAAP and (e) Investments in, start-up expenses related to, and net operating losses incurred with respect to the Borrower’s subscription-based internet distribution services that are so identified in the Borrower’s financial reporting.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnity obligations entered into in connection with any acquisition or any disposition permitted hereunder. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Distributed and Licensed Content” means theatrical feature films, television productions and other traditional or non-traditional video content, for which a Loan Party obtains the rights via distribution agreements to be exploited in various manners, including one or more of theatrical distribution, DVDs, Blu-Ray, internet or digital distribution, pay-television, cable television and broadcast television.

“Eligible Accounts” means those Accounts that arise in the ordinary course of a Loan Party’s business that comply with all of the Loan Parties’ representations and warranties to Bank set forth in Section 6.3. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)	Accounts that the account debtor has failed to pay in full within ninety (90) days of the original date due (not to exceed 120 days from the original invoice date);

(b)	Credit balances over one hundred twenty (120) days;

(c)	Accounts with respect to an account debtor, ten percent (10%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date (other than with respect to Accounts owed by Netflix, Inc., which shall not be deemed to be Eligible Accounts if such account debtor has failed to pay within twelve (12) months;

(d)	Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts; provided that Accounts with respect to Walmart Inc. as account debtor shall only be excluded hereunder if the total obligations to Borrower exceed thirty-five percent (35%) of all Accounts, in each case, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e)	Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f)	Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727) or other applicable law;

(g)	Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(h)	Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i)	Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of Borrower;

(j)	Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(k)	Accounts with respect to which the account debtor bona fide disputes liability or bona fide makes any claim with respect thereto as to which Bank believes, in its reasonable discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)	Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful and has given the Borrower at least sixty (60) days’ notice thereof; and

(m)	Retentions and hold-backs.

“Eligible Digital Licensing Receivables” means Accounts of Borrower from obligors with respect the sale or licensing of Distributed and Licensed Content; provided that for purposes of determining the amount of an Eligible Digital Licensing Receivable that may be included for purposes of determining the Borrowing Base; Loan Parties may include up to twenty-seven (27) months of payments on account of such Eligible Digital Licensing Receivable; provided that such amount shall decline by one month for each month after the Closing Date (e.g. one month after the Closing Date, Loan Parties may include up to twenty-six (26) months of payments, two months after the Closing Date, Loan Parties may include up to twenty-five (25) months of payments, and so on); provided further that, Loan Parties shall always be able to include at least twelve (12) months of payments.

“Eligible Digital Transactional Receivables” means Accounts of Borrower from obligors with respect the sale and/or distribution of Owned Library Content.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and is not located in an OFAC sanctioned country and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that, if legally required to perfect the Bank’s security interest in the Account or asset of the relevant Loan Party in question or deemed to be necessary or advisable by the Bank in its sole discretion, the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis. All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Eligible Universal Receivables” means receivables owing to Borrower as shown on the most recently issued report of Universal Studios Home Entertainment LLC (“Universal”) delivered to the Borrower equal to the sum of the following amounts as reflected in the then most recent report delivered by Universal to Borrower: (a) all collections by Universal of amounts owing by the customers of the Loan Parties, plus (b) amounts retained by Universal from such collections referred to in clause (a) as reserves for potential future returns of home entertainment product, minus (c) an amount equal to the sum of (i) the amount deducted by Universal during the monthly period covered by such report to reimburse Universal for out-of-pocket costs and expenses incurred by Universal relating to the picking, packaging and shipping of such home entertainment product to customers, and (ii) the amount deducted by Universal during the monthly period immediately preceding the monthly period covered by such report to reimburse Universal for such out-of-pocket costs and expenses. For purposes of clarity, the foregoing amount is less than zero, the amount shall be deemed to be zero for the purposes of this Agreement.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other Governmental Authority pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 11.

“Excluded Accounts” means any deposit account used solely for (i) payroll and accrued payroll expenses; (ii) tax payments, (iii) employee benefit accounts; or (iv) petty cash and other accounts in the aggregate not exceeding $250,000 for all such accounts at any time.

“Excluded Subsidiaries” means Cinedigm DC Holdings, LLC; Access Digital Media, Inc.; Christie/AIX, Inc.; Cinedigm Digital Funding I, LLC; Access Digital Cinema Phase 2 Corp.; Access Digital Cinema Phase 2 B/AIX Corp.; CDF2 Holdings, LLC; Cinedigm Digital Funding 2, LLC; Cinedigm Digital Cinema Australia Pty Ltd; and their respective Subsidiaries.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, but excluding trade payables in the ordinary course of business, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations that have been or required to be accounted for as a capital lease on a balance sheet prepared in accordance with GAAP and (d) all Contingent Obligations, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including general assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intercreditor Agreements” means collectively the 2013 Intercreditor Agreement and the 2016 Intercreditor Agreement.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“LIBOR Rate” means, for any particular day, the interest rate equivalent to Bank’s LIBOR Rate which is the rate determined by Bank’s Treasury Desk to be the London Interbank lending rate for a period of one month which appears on the Bloomberg Screen B TMM Page under the heading “LIBOR Fix” as of 11:00 am (London Time) on the first Business Day prior of each day (adjusted for any and all assessments, surcharges and reserve requirements); provided that If at any time LIBOR Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If such LIBOR Rate is not available, then “LIBOR Rate” shall be the offered quotation rate to first class banks in the London interbank market by the Bank for deposits (for delivery on the first day of the relevant period) in U.S. Dollars of amounts in same day funds comparable to the principal amount of the applicable Advance for which the LIBOR Rate is then being determined for a period of one month at approximately 11:00 a.m., London time, on the first Business Day of such month.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended, restated, amended and restated, modified, supplemented or extended from time to time.

“Material Adverse Effect” means any event or circumstance that, (i) has a materially adverse effect on the business, assets, liabilities (actual or contingent), properties, operations or condition (financial or otherwise) of the Loan Parties, taken as a whole, (ii) materially impairs the legal right, power or authority of any Loan Party to perform its respective obligations under the Loan Documents to which it is a party, (iii) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Bank under the Loan Documents or (iv) has a materially adverse effect on the Collateral or the Bank’s security interests therein or the priority of such security interests; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in laws, GAAP or enforcement or interpretation thereof, (iii) changes that generally affect the industries and markets in which Borrower and its Subsidiaries operate, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) any failure, in and of itself, of Borrower or any Subsidiary to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), or (vi) any action taken or failed to be taken pursuant to or in accordance with the Loan Documents or at the request of, or consented to by, the Bank.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Negotiable Collateral” means Collateral regarding which a security interest under the Code is or may be perfected by possession or control.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“OFAC” means the Office of Foreign Asset Control of the United States Treasury Department.

“Owned Library Content” means theatrical feature films, television productions and other traditional or non-traditional video content, owned by a Loan Party and either (a) exploited by such Loan Party in various manners, including one or more of theatrical distribution, DVDs, Blu-Ray, internet or digital distribution, pay-television, cable television and broadcast television or otherwise or (b) licensed by the applicable Loan Party to a third party.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)	Indebtedness of a Loan Party in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)	Indebtedness not to exceed One Million Dollars ($1,000,000.00) in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment, property, repair or improvement financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness from one Loan Party to another Loan Party;

(f)	Contingent Obligations of a Loan Party with respect to Permitted Indebtedness of another Loan Party;

(g)	To the extent constituting Indebtedness, endorsements for collection on deposit and Indebtedness under Hedge Agreements not entered into for speculative purposes; and

(h)	Extensions, refinancings and renewals of any items of Permitted Indebtedness otherwise permitted by this definition, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Loan Parties, taken as a whole.

“Permitted Investments” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, (iv) Bank’s money market accounts and (v) other Cash Equivalents;

(c)	Repurchases of stock from former employees or directors of Borrower or its Subsidiaries under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower or such Subsidiary regardless of whether an Event of Default exists;

(d)	Investments accepted in connection with Permitted Transfers or transactions permitted under Section 10.3;

(e)	Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year;

(f)	Investments not to exceed One Million Dollars ($1,000,000.00) in the aggregate at any time outstanding consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(j)	Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year;

(j)	Investments in additional Consolidated Net Content Advances for Distributed and Licensed Content, Owned Library Content, Investments described in clause (e) of the definition of Consolidated Net Content Advances, and other Investments consistent with Borrower’s business plan and past practices;

(k)	Investments in companies principally engaged in complimentary or similar business activities;

(l)	(i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of past due receivables; and

(m)	Investments by any Loan Party in any other Loan Party.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves in accordance with GAAP;

(c)	Liens not to exceed One Million Dollars ($1,000,000.00) in the aggregate at any one time (i) upon or in any equipment or property acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or property or the repair or improvement thereof or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment or property or the repair or improvement thereof, or (ii) existing on such equipment or property at the time of its acquisition, provided that the Lien is confined solely to the equipment or property so acquired and improvements thereon, and the proceeds of such equipment or property;

(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 11.7 (judgments), and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(f)	Liens arising by operation of applicable requirements of law as a result of the non-payment of lawful claims; provided, that such Liens do not encumber property that, individually or in the aggregate, has a value greater than or equal to $500,000 at any time;

(g)	Liens of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and for amounts that are not yet overdue or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are maintained on the books of such Person to the extent required by GAAP;

(h)	pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than capital leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(i)	Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than capital leases) that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially impair the value or marketability of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(j)	Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person to the extent required by GAAP;

(k)	the title and interest of a lessor or sublessor in and to personal property permitted to be leased or subleased under this Agreement (other than through a capital lease), in each case extending only to such personal property;

(l)	banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by any Loan Party in excess of those required by applicable banking regulations;

(m)	Liens arising by virtue of precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into in the ordinary course of business;

(n)	Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than any capital lease), license or sublicense or concession agreement;

(o)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)	deposits of Cash with the owner or lessor of premises to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(q)	Liens that are contractual rights of set-off; and

(r)	Liens on Cash and Cash Equivalents securing obligations in respect of Hedge Agreements.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by any Loan Party of:

(a)	Inventory in the ordinary course of business;

(b)	Non-exclusive licenses and similar arrangements for the use of the property in the ordinary course of business;

(c)	Worn-out, damaged or obsolete equipment;

(d)	Property to another Loan Party;

(e)	Cash Equivalents in the ordinary course of business and made to a Person that is not an Affiliate of the Borrower if the proceeds of such conveyance, sale, lease, transfer or disposition are retained as working capital with such Loan Party;

(f)	All or a portion of the assets included in the library of a Loan Party to a non-Affiliate third party for cash; provided that: (i) no Event of Default has occurred and is continuing on the date of, or would result after giving effect to, any such sale or other disposition (actually and on a pro forma basis); (ii) the Borrowing Base as of the date of any such sale or other disposition exceeds, and would exceed after giving effect to any such sale or other disposition, the aggregate principal amount of the Advances outstanding as of the date of any such sale or other disposition; and (iii) the Borrower notifies the Bank of any such sale or other disposition; or

(i)	Other assets or property of the Loan Parties that do not in the aggregate exceed One Hundred Thousand Dollars ($100,000.00) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means, for any particular day, the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Prohibited Territory” means any person or country listed by OFAC as to which transactions between a United States Person and that territory are prohibited.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means revolving Credit Extensions of up to Nineteen Million Dollars ($19,000,000.00) in aggregate principal amount at any time outstanding.

“Revolving Maturity Date” means March 31, 2020; provided however that the Revolving Maturity Date may be extended for two successive periods of one year each at the sole discretion of the Bank so long as (i) no Event of Default has occurred and is continuing as of the then scheduled Revolving Maturity Date and (ii) provided that Borrower has given the Bank written notice of its intention to extend the Revolving Maturity Date at least ninety (90) days prior to the then scheduled Revolving Maturity Date. If the Borrower has given the Bank such a notice, the Bank shall notify the Borrower within thirty (30) days after receiving such notice as to whether the Revolving Maturity Date will be so extended.

“S&P” means S&P Global Ratings, or any successor to its rating agency business.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Second Lien Loan Agreement” means the Second Lien Loan Agreement, dated as of July 14, 2016, among the Borrower, Cortland Capital Market Services LLC, as the Agent, and the lenders from time to time party thereto, as the same may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Second Lien Loan Documents” means the “Loan Documents” as defined in the Second Lien Loan Agreement.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt now or hereafter incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through a Subsidiary.

“Total Funded Debt” means the aggregate principal amount outstanding under the Revolving Line as of any date of determination.

“Unrestricted Cash” means cash that is not subject to any lien or security interest (other than the those granted pursuant to the this Agreement or the other Loan Documents or, subject to the 2016 Intercreditor Agreement, the Second Lien Loan Documents) and that is on deposit with Bank or its Affiliates in an account that is subject to a perfected security interest in favor of the Bank and in respect of which the relevant Loan Party has entered into an account control agreement reasonably satisfactory to the Bank.

DEBTORS (INDIVIDUALLY AND COLLECTIVELY):          CINEDIGM CORP., ADM CINEMA CORPORATION, CHRISTIE/AIX, INC., VISTACHIARA PRODUCTIONS INC., VISTACHIARA ENTERTAINMENT, INC., CINEDIGM ENTERTAINMENT CORP., CINEDIGM ENTERTAINMENT HOLDINGS, LLC, CINEDIGM HOME ENTERTAINMENT, LLC, DOCURAMA, LLC, DOVE FAMILY CHANNEL, LLC, CINEDIGM OTT HOLDINGS, LLC, AND CINEDIGM PRODUCTIONS, LLC

SECURED PARTY:          EAST WEST BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN, GUARANTY AND SECURITY AGREEMENT

Except as set forth in the definition of “Collateral” in Exhibit A to this Agreement, all personal property of the Loan Parties whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts (including, without limitation, the Collection Account), documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)	all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)	all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)	all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the Code, as amended or supplemented from time to time.

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS Noon, P.S.T.

To:	DATE: _______ __, 2018 TIME: __________________
FAX #: (408) 588-9688

FROM:	CINEDIGM CORP. Borrower's Name	TELEPHONE REQUEST (For Bank Use Only):

FROM:		The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
Authorized Signer's Name

FROM:
	Authorized Signature (Borrower)	Authorized Request & Phone #

PHONE #:
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$__________________________________	Date Rec'd:
PRINCIPAL PAYMENT (ONLY)	$__________________________________	Time:
		Comp. Status:	YES	NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan, Guaranty and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Loan Advance/Paydown Request Form; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)		YES	NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.
OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: Cinedigm Corp.	Bank:	East West Bank

Commitment Amount: $19,000,000 from the Closing Date through the Revolving Maturity Date
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Fax: (408) 588-9688

ELIGIBLE DIGITAL LICENSING RECEIVABLES
	1. Eligible Digital Licensing Receivables as of	$___________
	2. LOAN VALUE OF SUCH RECEIVABLES (85% of #1)		$___________

ELIGIBLE DIGITAL TRANSACTION RECEIVABLES
	3. Eligible Digital Transaction Receivables as of	$___________
	4. LOAN VALUE OF SUCH RECEIVABLES (85% OF #3)		$___________

ELIGIBLE ACCOUNTS FROM ACCEPTABLE ACCOUNT DEBTORS
	5. Eligible Accounts from Acceptable Account Debtors as of	$___________

6. LOAN VALUE OF SUCH ACCOUNTS (85% of #17)			$___________

Eligible UNIVERSAL RECEIVABLES
	7. Eligible Universal Receivables as of	$___________
	8. LOAN VALUE OF ELIGIBLE UNIVERSAL RECEIVABLES (90% of #19)		$___________

BALANCES
	23. Maximum Loan Amount	See Commitment Amount above
	24. Total Loan Value of Eligible Collateral (#2, plus #4, plus #6, plus #8)		$___________
	25. Present balance owing on Revolving Line		$___________
	26. Reserve Position (#24 minus #25)		$___________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan, Guaranty and Security Agreement between the undersigned and East West Bank.

Comments:

BANK USE ONLY

Rec’d By:
Date:
Reviewed By:
Authorized Signer	Date:

EXHIBIT E

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	East West Bank
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Fax: (408) 588-9688

FROM:	Cinedigm Corp. (“Borrower”)

The undersigned authorized Officer of Cinedigm Corp., hereby certifies that in accordance with the terms and conditions of the Loan, Guaranty and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending                                                     with all required covenants, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under "Complies" or "Applicable" column.

REPORTING COVENANTS	REQUIRED	COMPLIES

Company Prepared Monthly F/S	Monthly, by the end of the next month	YES	NO
Compliance Certificate	Monthly, by the end of the next month	YES	NO
Company prepared Audited and Unqualified F/S	Annually, within 120 days of FYE	YES	NO
Borrowing Base Cert.	Monthly, by the end of the next month	YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES

TO BE TESTED MONTHLY, UNLESS OTHERWISE NOTED:

Minimum balance of cash and availability under Revolving Line	$1,000,000	$___________	YES	NO
Minimum ratio of (a) the sum of (i) unrestricted Cash plus (ii) Accounts Receivable, divided by (b) Total Funded Debt	>1.15:1	___________ : 1	YES	NO

Please Enter Below Comments Regarding Violations:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

Authorized Signer

Name:

Title:

EXHIBIT F

DISBURSEMENT LETTER

CINEDIGM CORP.

The undersigned duly elected and acting officers of CINEDIGM CORP. (“Borrower”) do hereby certify to EAST WEST BANK (“Bank”), in connection with that certain Loan, Guaranty and Security Agreement dated as of ______ ___, 2018, by and among Borrower, the other Loan Parties thereto and Bank (as modified, amended and/or restated from time to time, the “Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Agreement) that:

1.           The representations and warranties made by Borrower in Section 6 of the Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2.           No event or condition has occurred that would constitute an Event of Default.

3.           Borrower is in compliance with the covenants and requirements contained in Sections 4, 9 and 10 of the Agreement.

4.           All conditions referred to in Section 3 of the Agreement to the making of the Credit Extension(s) to be made on or about the date hereof have been satisfied or waived by Bank.

5.           No Material Adverse Change has occurred.

6.           The undersigned is a Responsible Officer.

[Balance of Page Intentionally Left Blank]

7.           The proceeds of the Advances shall be disbursed as follows:

Loan Amount:	$[______________]
Less:
- Facility Fee	($71,250.00)
- Bank Expenses	($[______________])
- Payoff Amount	($[______________])
- Bank Expenses (Loeb & Loeb)	($[______________])*

Net Proceeds of the Advance	$______________

8.           The aggregate proceeds of the Credit Extensions to be made on the Closing Date shall be remitted as follows:

Payoff Amount [to be completed per Payoff Letter]:

Bank Name:	[_________]
Bank Address:	[_________]
Account Number:	[_________]
ABA Number:	[_________]
Reference:	Cinedigm Corp.

Bank Expenses (Loeb & Loeb):

Bank Name:	City National Bank
Bank Address:	[_________]
Account Name:	[_________]
Account Number:	[_________]
ABA Number:	[_________]
Reference:	[________________________]

Balance – credited to Borrower’s account at East West Bank

[Balance of Page Intentionally Left Blank]

* Legal fees and costs are through the Closing Date. Post-closing legal fees and costs, payable after the Closing Date, to be invoiced and paid post-closing

Dated as of the date first set forth above.

BORROWER:

CINEDIGM CORP.

By:
Name:
Title:

BANK:

EAST WEST BANK

By:
Name:
Title:

[Signature Page to Disbursement Letter]

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A)

•	Second Lien Loan Agreement, dated as of July 14, 2016, among the Company, the lenders party thereto and Cortland Capital Market Services LLC, as Administrative and Collateral Agent, as amended.

•	$5,000,000 in notes issued on October 21, 2013 pursuant to that certain Securities Purchase Agreement, dated October 17, 2013, among Cinedigm Corp. and the Investors party thereto.

•	Limited Recourse Pledge Agreement, dated as of February 28, 2013, made by Cinedigm Digital Cinema Corp. in favor of Prospect Capital Corporation, as Collateral Agent, and Limited Recourse Guaranty Agreement, dated as of February 28, 2013, made by Cinedigm Digital Cinema Corp. in favor of Prospect Capital Corporation, as Collateral Agent and as Administrative, in each case in connection with the Term Loan Agreement, dated as of February 28, 2013, by and among Cinedigm DC Holdings, LLC, Access Digital Media, Inc., Access Digital Cinema Phase 2, Corp., the Guarantors party thereto, the Lenders party thereto and Prospect Capital Corporation as Administrative Agent and Collateral Agent.

Permitted Investments (Exhibit A)

•	Investments in the Excluded Subsidiaries in existence on the Closing Date.

Permitted Liens (Exhibit A)

•	Liens pursuant to Second Lien Loan Agreement, dated as of July 14, 2016, among the Company, the lenders party thereto and Cortland Capital Market Services LLC, as Administrative and Collateral Agent, as amended.

Prior Names (Section 6.4)

•	Cinedigm Digital Cinema Corp. (former name of Cinedigm Corp.; changed on September 25, 2013)

•	GVE Newco, LLC (former name of Cinedigm Home Entertainment LLC; changed on October 24, 2013)

Litigation (Section 6.5)

None.

CORPORATE BORROWING CERTIFICATE

Borrower:	CINEDIGM CORP.	Date: ______ __, 2018
Bank:	EAST WEST BANK

I hereby certify as follows, as of the date set forth above:

1.   I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2.   Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3.   Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Certificate of Incorporation has not been amended, annulled, rescinded, revoked or supplemented, and remains in full force and effect as of the date hereof.

4.   The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from East West Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

1

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5.   The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

CINEDIGM CORP.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the __________________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as

[print title]

of the date set forth above.

By:
Name:
Title:

EAST WEST BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Revolving Line)

Name: CINEDIGM CORP.	Date: _______ __, 2018

$	credited to deposit account No. ___________ when Advances are requested or disbursed to Borrower by cashier’s check or wire transfer

Amounts paid to others on your behalf:
$	to East West Bank for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses
$	to _______________
$	to _______________
$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for East West Bank to disburse the loan proceeds as stated above.

Signature	Signature

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

DEBTOR:          [CINEDIGM CORP., ADM CINEMA CORPORATION, CHRISTIE/AIX, INC., VISTACHIARA PRODUCTIONS INC., VISTACHIARA ENTERTAINMENT, INC., CINEDIGM ENTERTAINMENT CORP., CINEDIGM ENTERTAINMENT HOLDINGS, LLC, CINEDIGM HOME ENTERTAINMENT, LLC, DOCURAMA, LLC, DOVE FAMILY CHANNEL, LLC, CINEDIGM OTT HOLDINGS, LLC, AND CINEDIGM PRODUCTIONS, LLC]1

SECURED PARTY:                 EAST WEST BANK

EXHIBIT A to UCC Financing Statement

COLLATERAL DESCRIPTION ATTACHMENT TO UCC NATIONAL FINANCING FORM

Except as set forth in the Loan, Guaranty and Security Agreement dated as of March 30, 2018 among the Debtor, certain other Loan Parties and the Secured Party, as from time to time amended, all personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)	all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)	all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)	all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code.

1 Separate financing statement to be filed for each Loan Party.